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                                                                       EXHIBIT 5

                        [GRAHAM & JAMES LLP LETTERHEAD]

April 9, 1999

The Board of Directors
Chad Therapeutics,  Inc.
21622  Plummer  Street
Chatsworth, CA  91311

RE:     FORM S-8/S-3 REGISTRATION STATEMENT

Ladies and Gentlemen:

        We have acted as counsel to Chad Therapeutics, Inc., a California corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-8/S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to a Directors' Stock Compensation Plan (the "Plan") pursuant to which the Company may issue up to 100,000 shares of Common Stock of the Company, $.01 par value (the "Shares") to directors ("Receiving Shareholders") in lieu of cash as consideration for bona fide services rendered by the Receiving Shareholders as directors of the Company.

        We have reviewed (i) the Articles of Incorporation of the Company, as amended (ii) the By-Laws of the Company, as amended (iii) the Minutes of Meeting of Board of Directors of the Company dated January 11, 1999; (iv) an Officer's Certificate executed by Earl L. Yager, Secretary of the Company, (v) a Good Standing Certificate of the Company dated March 31, 1999, (vi) the Plan and
(vii) the Registration Statement (including exhibits thereto). We have also made such inquiries and have examined originals, certified copies or copies otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. For the purpose of rendering this opinion, we have further assumed the truth, accuracy and completeness of all of the representations and other factual statements contained in such documents. We have not undertaken any independent investigation to determine the truth, accuracy or completeness




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The Board of Directors of
Chad Therapeutics, Inc.
April 9, 1999
Page 2


of any of such factual information, although nothing has come to our attention that leads us to believe that any such information is incorrect.

        Based upon and subject to the foregoing, we are of the opinion that:

        1. The Company has been duly organized and is a corporation in good standing under the laws of the State of California.

        2. The Shares have been duly and validly authorized, and when issued, will be validly issued, fully paid and non-assessable.

        We are members of the Bar of the State of California. Our opinions are limited to matters involving the federal laws of the United States and the laws of the State of California and we do not express any opinion as to the laws of any other jurisdiction. The information set forth in this letter is as of the date of this letter and we disclaim any undertaking to advise you of changes which may thereafter be brought or come to our attention. This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity or for any purpose without our prior written consent in each instance.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference therein to the firm under the caption "Legal Matters."

Sincerely,


/s/ GRAHAM & JAMES LLP

GRAHAM & JAMES LLP

Our File: 16206.00001